Exhibit 99.1

Rubicon Project Appoints Lewis Coleman to Board of Directors

Former Vice Chairman and President of DreamWorks Animation Joins Rubicon Project as an Independent Director

LOS ANGELES – December 8, 2015 – Rubicon Project (NYSE: RUBI) today announced that effective December 7, 2015, the Board of Directors appointed Lewis W. Coleman to serve as a director of the Company. Mr. Coleman brings over five decades of relevant business and leadership experience to Rubicon Project’s Board, having most recently served as Vice Chairman of DreamWorks Animation following nine years of executive-level positions within the company, including President and Chief Financial Officer.

“Lew’s extensive background in consumer media and technology, and successful track record of expanding businesses into emerging markets, makes him a great addition to our Board of Directors,” said Frank Addante, Chairman and CEO of Rubicon Project. “His expertise complements our existing Board, and helps position Rubicon Project to continue our mission to accelerate and fuel the growth of the Internet by automating the buying and selling of advertising.”

Coleman commented, “I am pleased to have the opportunity to serve on the Board of such an innovative and forward-looking technology company, and I look forward to building upon the strong foundation Rubicon Project has established in the market as we create value for our industry and for Rubicon Project shareholders.”

Prior to joining DreamWorks Animation in 2005, Mr. Coleman was the President of the Gordon and Betty Moore Foundation from its founding in November 2000 to December 2004. Prior to that, Mr. Coleman was a Senior Managing Director at Montgomery Securities and then President and COO of its successor, Banc of America Securities, where he also served as Chairman from 1998 to 2000. Before then, Mr. Coleman spent ten years at Bank of America where he served as Vice Chairman and Chief Financial Officer. He spent the previous 21 years at Wells Fargo Bank, where his positions included Chief Credit Officer and Chairman of the Credit Policy Committee, and at Bank of California.

Mr. Coleman also serves on the board of directors of Immune Design, a publicly traded clinical-stage immunotherapy company focused on oncology, as well as DCI, LLC, a private fund management company, and he is the Chairman of the board of eBond Advisors, a private financial technology company. Mr. Coleman’s previous board experience includes Chiron Corporation, Regal Entertainment, Bank of America, DreamWorks Animation, and Northrup Grumman, where he was the non-executive Chairman. He received a B.A. in economics from Stanford University.

About Rubicon Project

Founded in 2007, Rubicon Project’s mission is to keep the Internet free and open and fuel its growth by making it easy and safe to buy and sell advertising. Rubicon Project pioneered advertising automation technology to enable the world’s leading brands, content creators and application developers to trade and protect trillions of advertising requests each month and to improve the advertising experiences of consumers. Rubicon Project is a publicly traded company (NYSE: RUBI) headquartered in Los Angeles, California.

Contact

Rubicon Project

Eric Bonach

310-207-0272

press@rubiconproject.com